UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2006

Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3701 Wilshire Boulevard, Suite 220, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On May 26, 2006, Mr. Yong Hwan Kim of the Board of Directors of Nara Bancorp, Inc. (the “Company”), and of its holding company, Nara Bank (the “Bank”), announced that he would retire from the Company and Bank Boards when his current term ends on June 30, 2006, the scheduled date of the annual shareholders meeting. The Board of Directors of the Bank has named Mr. Kim as an Emeritus Director of the Bank, to be effective upon his retirement, who will head the Bank’s newly formed Advisory Council. Mr. Kim has been a director of the Company since 2002 and the Bank since 1993.

(d) On May 26, 2006, the Board of Directors of Nara Bancorp, Inc. (the “Company”), the holding company of Nara Bank (the “Bank”), elected James P. Staes, a longtime bank executive and director, as a new independent director of the Company and the Bank, effective immediately.

For his services as a director, Mr. Staes was granted 60,000 non-qualified stock options under the Nara Bancorp, 2001 Nara Bank 2000 Continuation Long Term Incentive Plan on May 26, 2006. These options will vest in three equal installments of 20,000 over a three year vesting period starting on the first anniversary of the grant date. He will also receive a $3,000 per month retainer plus other customary benefits the Company and the Bank provides to outside directors.

Mr. Staes will serve as a member of the Audit Committee of Nara Bancorp, Inc., as well as a member of the Transition, Asset Liability Management, and Loan and Credit Committees of Nara Bank.

Mr. Staes has no related transaction with the Company or the Bank for which disclosure is required by Item 404(a) of Regulation S-K or Item 404(a) of Regulation S-B, as applicable.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Press release issued by Nara Bancorp, Inc. dated May 30, 2006.

99.2	Press release issued by Nara Bancorp, Inc. dated May 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc.

Date: June 2, 2006	/s/ Alvin D. Kang
Alvin D. Kang
Executive Vice President and Chief Financial Officer

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